EXHIBIT 21

Subsidiaries of

Franklin Financial Services Corporation

Farmers and Merchants Trust Company of Chambersburg – Direct
(Pennsylvania)

Franklin Financial Properties Corp. - Direct
(Pennsylvania)

Franklin Future Fund Inc. - Direct
(Pennsylvania)

Franklin Realty Services Corporation – Indirect
(Pennsylvania)